EXHIBIT 10.1(a)

July 1, 1999

Dr. Erik B. Nielsen

Director

Neuropharmacological Research

H. Lundbeck, A/S

Ottiliavej 9

DK-2S00 Copenhagan-Valby

Denmark

Dear Dr. Nielsen:

Per our conversation, you requested clarification of Lundbeck’s responsibility with regard to Section 6.5 of the Joint Research, Development and License Agreement which states “the Parties shall maintain complete and accurate records of their respective employee hours devoted, and expenses incurred, in connection with the Research Program and the Development Program…”  We concur with your suggestion that for the Research Program (all activities unrelated to Development Compounds and/or Programs [as defined in Section 1.11 and 1-12)], Lundbeck discovery research will not be required to “…maintain complete and accurate records of their respective employee hours…” for the Research Activities.  Of course, this does not supercede any internal requirements you may have in fulfilling your obligations to Lundbeck.

As Lundbeck is supporting the research program, Cephalon will be required to comply with Section 6.5 of the Agreement.  Please note that this “exemption” for Lundbeck Research applies only to the research program. All costs, direct or indirect, associated with Development Compounds and/or Programs, following approval by the JMT, need to be captured per the Agreement.

If you have any further questions, please do not hesitate to call.

Best Regards,

/s/ Jeffry L. Vaught
Jeffry L. Vaught
President
Research and Development